Exhibit 10.01

EXECUTION VERSION

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT, dated as of December 30, 2012 (this “Amendment”), is made and entered into by and among Super Supplements, Inc. (“Seller”), John Wurts ( “Shareholder”), Vitamin Shoppe Mariner, Inc. (“Buyer”) and Vitamin Shoppe, Inc. (“Parent”).

WHEREAS, Seller, Shareholder, Buyer and, solely with respect to Sections 11.1, 11.3, 11.5, 11.6, 11.7, 11.8 and 11.17 thereof, Parent, are parties to that certain Asset Purchase Agreement, dated as of December 17, 2012 (the “Purchase Agreement”);

WHEREAS, as of the date hereof, there is a pending investigation by the United States Federal Trade Commission (the “FTC”) with respect to the Transaction contemplated by the Purchase Agreement (the “FTC Investigation”); and

WHEREAS, as a result of the FTC Investigation, certain conditions precedent to Buyer’s obligations to effect the Closing have not been satisfied as of the date hereof and, in connection therewith, the parties have agreed to enter into this Amendment to, among other things, address certain matters related to the FTC Investigation.

NOW THEREFORE, Seller, Shareholder, Buyer and Parent (collectively, the “Parties”) desire to make certain agreements and amendments relating to the Purchase Agreement, as more fully described and subject to the terms and conditions set forth in this Amendment.

1. Definitions. Capitalized terms used herein, but not defined herein, shall have the meanings specified in the Purchase Agreement.

2. Amendments to Article I (Definitions).

The Parties hereby acknowledge and agree that:

A. The following definitions set forth in Article I of the Purchase Agreement are hereby amended and restated to read as follows:

“Acquired Contracts” means all agreements, contracts, leases, licenses and other arrangements related to, or otherwise used in connection with or held for the benefit of the operation of the Business that are set forth on Schedule 1.1, and all rights, privileges and claims thereunder. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, and subject to Seller’s prior written consent, not to be unreasonably withheld, delayed or conditioned, Buyer may revise Schedule 1.1 to include in the definition of Acquired Contracts any agreement, contract, lease or other arrangement related to, or otherwise used in connection with or held for the benefit of the operation of the Business.

“Excluded Contract” means any contract, agreement or understanding that is not an Acquired Contract, including, without limitation, each of those contracts, agreements and understandings set forth on Schedule 1.4. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, and subject to Seller’s prior written consent, not to be unreasonably withheld, delayed or conditioned, Buyer may revise Schedule 1.4 to include in, or exclude from, the definition of Excluded Contracts any agreement, contract, lease or other arrangement related to, or otherwise used in connection with or held for the benefit of the operation of the Business; provided that, solely for purposes of this definition, it is agreed that it shall not be unreasonable for Seller to withhold its consent if the inclusion of a contract, agreement or understanding on Schedule 1.4 would result in any additional Liability to Seller or Shareholder.

“Outside Date” means March 1, 2013.

B. Article I of the Purchase Agreement is further amended by adding the following definitions in their respective alphabetical location:

“FTC” means the United States Federal Trade Commission.

“FTC Investigation” means the FTC investigation relating to the Transaction contemplated hereby that is pending on the date of Amendment No. 1 to this Agreement.

3. Amendment to Section 2.4 (The Closing).

The Parties hereby acknowledge and agree that the first sentence of Section 2.4 of the Purchase Agreement is hereby amended and restated to read as follows:

“The effective time and date of the closing of the Transaction (the “Closing”) shall be as soon as reasonably practicable following the date on which all of the conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at such time as the parties agree, or such other date and/or time as may be agreed upon by the parties (the “Closing Date”); provided that, in no event shall the Closing Date occur later than the fifteenth (15th) day following the date on which all of the conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). The parties further agree that if the conditions set forth in Article V have been satisfied prior to the Outside Date, but the Closing Date as calculated above is to occur on a date subsequent to the Outside Date, none of Seller, Shareholder or Buyer shall be entitled to terminate this Agreement pursuant to Section 9.1(b)(ii) or Section 9.1(c)(ii), as applicable, for so long as such conditions continue to be satisfied and provided that the Closing Date occurs by the fifth (5th) Business Day following the Outside Date.”

4. Amendment to Section 5.1 (Conditions to Buyer’s Obligation).

The Parties hereby acknowledge and agree that Section 5.1 of the Purchase Agreement is hereby amended to add a new Section 5.1(g), which shall read as follows:

“(g) FTC Investigation. The FTC Investigation shall have been terminated without any Order, or initiation of a proceeding seeking to implement any Order that would reasonably be likely to require or result in Buyer, Parent, Seller or Shareholder (i) commencing or defending litigation, (ii) holding separate (including by trust or otherwise) or divesting any of their or their respective Affiliates’ businesses, product lines or assets, or any of the Acquired Assets, or (iii) taking any action or agreeing to any limitation on the operation or conduct of the Business or any other business or assets of Buyer, Seller or any of their respective Affiliates.”

5. Amendment to Section 6.7 (Prepayment of Rent).

The Parties hereby acknowledge and agree that Section 6.7 of the Purchase Agreement is hereby amended and restated to read as follows:

“Prepayment of Rent. Prior to the Closing Date, Seller will make all rental and other payments due under each of the Real Property Leases in accordance with the Real Property Leases in the ordinary course of business consistent with past practice and, to the extent that Seller has paid any rents applicable to post-Closing periods (calculated on a pro-rated basis where rent is paid for a period that begins before and ends after the Closing Date), such amounts shall be treated as prepaid rent and shall be included as current assets of Seller for purposes of calculating Closing Net Working Capital and Final Net Working Capital.”

6. Addition of Section 7.17 (FTC Investigation; Cooperation).

The Parties hereby acknowledge and agree that a new Section 7.17 is hereby added to the Purchase Agreement to read as follows:

“FTC Investigation.

(a) Seller, Shareholder and Buyer shall cooperate in good faith with each other in connection with resolving the FTC Investigation. Except as prohibited by any Legal Requirement, each such party shall (i) promptly notify the other parties hereto of any communication to that party from the FTC and (ii) not participate in any meetings or substantive discussions with, or make any substantive legal submission to the FTC with respect to the FTC Investigation without consulting with and offering the other parties a meaningful opportunity to review, comment and participate in such meetings or discussions.

(b) Seller, Shareholder and Buyer agree to use commercially reasonable efforts to satisfy, prior to the Outside Date, any requirement, request or condition sought or imposed by the FTC in connection with the FTC Investigation, where the failure to satisfy any such requirement, request or condition would delay, prevent or make illegal such timely consummation of the Transaction, including taking commercially reasonable actions to comply with any request, directions, determinations, requirements or conditions of the FTC. Notwithstanding anything to the contrary in this Agreement, none of Buyer, Parent, Seller, Shareholder or any of their respective Affiliates shall be required, in connection with the matters covered by this Section 7.17, (v) except as set forth in Section 7.17(c), to pay any amounts (other than expenses and fees of their respective counsel), (w) to commence or defend litigation, (x) to hold separate (including by trust or otherwise) or divest any of their businesses, product lines or assets, or any of the Acquired Assets, (y) to take any action or agree to any limitation on the operation or conduct of the Business or any other business or assets of Buyer, Seller or any of their respective Affiliates or (z) to waive any of the conditions to this Agreement set forth in Article V (it being acknowledged and agreed that the provisions in foregoing clauses (v), (w), (x) and (z) are an essential element to Buyer’s willingness to enter into Amendment No. 1 to this Agreement and, but for such provisions, Buyer would not have executed Amendment No. 1 to this Agreement).

(c) In connection with the FTC Investigation, each of Buyer and Seller shall pay its own legal fees and other expenses (including any expenses for capturing, processing or reviewing electronically stored information) related to the FTC Investigation; provided that Buyer shall be responsible for the fees and expenses for any third-party consultants and advisors (e.g., consulting economists) retained by Buyer and reasonably acceptable to Seller in connection with the FTC Investigation (such expenses being the “FTC Expenses”) up to an aggregate amount of $200,000; provided further that, if Seller agrees in writing upon request of Buyer (which determination may be made in Seller’s sole discretion), any FTC Expenses incurred in excess of $200,000 shall be paid (or reimbursed, as appropriate) one-half by Buyer and one-half by Seller until Seller has paid an aggregate of $100,000 toward the FTC Expenses (it being agreed that for so long as Buyer and Seller are splitting the FTC Expenses, Buyer and Seller shall jointly instruct such third-party consultants and advisors). Once Seller has paid $100,000 toward the FTC Expenses, Buyer shall be responsible for any additional FTC Expenses, subject to the termination rights set forth in Section 9.1(c)(iv) (for the avoidance of doubt any FTC Expenses incurred prior to such termination date shall be subject to payment or reimbursement in accordance with this Section 7.17(c)).”

7. Amendments to Section 9.1 (Termination).

The Parties hereby acknowledge and agree that:

A. Section 9.1(c)(ii) of the Purchase Agreement is hereby amended to delete the word “or” following the semi-colon at the end of the clause;

B. Section 9.1(c)(iii) of the Purchase Agreement is hereby amended to replace the period at the end of the clause with a semi-colon and add the word “or” following such semi-colon; and

C. Section 9.1(c) of the Purchase Agreement is hereby amended to add a new Section 9.1(c)(iv), which shall read as follows:

“(iv) the FTC Expenses have exceeded or are reasonably expected to exceed either (i) $200,000 in the aggregate, and Seller has not agreed to pay one-half of any such FTC Expenses in excess of $200,000 in accordance with Section 7.17(c), or (ii) $400,000 in the aggregate.”

D. Section 9.1 of the Purchase Agreement is hereby amended to add a new Section 9.1(d), which shall read as follows:

“(d) or by Buyer, Seller or Shareholder, if the FTC Investigation has not been terminated at or prior to the Outside Date.”

8. Amendments to the Disclosure Schedule to the Purchase Agreement. The Parties hereby acknowledge and agree that Schedules 1.1 (Acquired Contracts), 1.2 (Assumed Liabilities), 1.3 (Other Excluded Assets), 1.4 (Excluded Contracts), 3.2(b)(v) (Consents by Governmental Entities or other Persons), 3.9(b) (Vehicles and Equipment), 3.14(d) (Leased Real Property Notices), 3.14(f) (Tenant Improvements), 3.15 (Litigation), 3.16(a) (Employee Benefit Plans), 3.16(c) (Severance / Acceleration), 3.17 (Insurance), 3.18(a) (Scheduled Contracts), 3.20 (Affiliate Contracts), and 3.23 (Permits and Licenses) of the Disclosure Schedule are hereby amended and restated as set forth in Exhibit A hereto.

9. Amendments to Exhibits to the Purchase Agreement. Prior to the execution of the Bill of Sale, the Escrow Agreement and the closing certificates provided for in Exhibits C-1 and C-2 of the Purchase Agreement, the Parties shall make appropriate changes to reflect the existence and terms of this Amendment and the date of Closing.

10. Miscellaneous.

A. No Other Amendments. Except as specifically set forth in this Amendment, the Purchase Agreement, including all terms and conditions of thereof and schedules thereto, will remain in full force and effect.

B. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of such state or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

C. Counterparts; Electronic Transmission of Signatures. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or e-mail of a ..pdf file will be equally as effective as delivery of an original executed counterpart of this Amendment.

D. Entire Agreement. The Purchase Agreement (including, without limitation, the exhibits and schedules referred to therein), as amended by this Amendment, along with the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the Parties relating to the subject matter hereof, and all other prior understandings, whether written or oral are superseded by the Purchase Agreement (as amended by this Amendment), and all other prior understandings, and all related agreements and understandings are terminated.

E. Severability. In case any one or more of the provisions contained in this Amendment are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

BUYER: VITAMIN SHOPPE MARINER, INC.	SELLER: SUPER SUPPLEMENTS, INC.

By:	By:
Name:	Name: John Wurts
Title:	Title: Owner

PARENT:	SHAREHOLDER:

VITAMIN SHOPPE, INC.

By:
Name: Title:	John Wurts

[Signature Page to Amendment #1 to the Asset Purchase Agreement]

EXHIBIT A

Revised Disclosure Schedule

[See attached.]